Exhibit 14

Code of Business Conduct

Living TIAA’s values and acting with integrity in all that we do I am incredibly proud to lead a company where every day all of you work tirelessly to make a difference for our clients, and help millions of people achieve secure retirements and financial well-being, as TIAA has done for more than 100 years. I’m particularly heartened, and always inspired, by the way you serve our clients—by living our values and operating with the highest possible ethical standards. This com s apart from the rest of the industry. We are a trusted an inancial services industry not only because of the results we o because we are committed to operating each and every day We renew that commitment by reacquainting ourselves with our Code of Business Conduct and attesting to follow it in all that we do. The Code embodies our high ethical standards and values, and it provides a critical and strong foundation for our mission, brand and commitment to our clients. Please take time to read the Code in its entirety and reflect on how you will live it every day in your role.

Our cherished reputation with clients has been earned over the past century through the hard work, dedication and integrity of the employees who came before us, and it is up to us to continue upholding this reputation for the future. The very special institutions and individuals we serve are counting on it, and I thank you for the important role you play. With gratitude, Thasunda Brown Duckett President and Chief Executive Officer Code of Business Conduct 1 The TIAA Code of Business Conduct contains the following sections and topics:

The Code represents our culture and values .3 Together, we can make a difference .4 Why does TIAA have a Code of Business Conduct? .5 The Code of Business Conduct with guidelines .6 If you suspect or witness possible misconduct .14 TIAA Ethics Helpline directory .15 A checklist for ethical business conduct .17 Leadership’s role in supporting the Code.18 Appendix .19

The TIAA Code of Business Conduct The TIAA Code of Business Conduct (“the Code”) has been adopted by the Board of Trustees of TIAA and applies to every employee of TIAA and its affiliates (collectively, the “Company” or the “TIAA family of companies”). Other persons performing services for the Company also may be subject to this Code by contract or other agreement. The Code is not a contract of employment and it does not convey any specific employment rights or guarantee employment for any specific time. The Code represents our culture and values Our Code of Business Conduct provides the rules of behavior that we, as employe e required to follow. It also represents the culture and values that have been critical to the Company’s s and our unique position in the world of financial services. Our unwavering commitment to integrity, inclusio ervice in combination with our expertise have made us the company we are today. Our culture comes down to each one of us and the values we bring to our work on a daily basis. These values help to differentiate us as a company and strengthen our stellar reputation. Six values define who we are and what we stand for. Put the client first Take personal accountability We inspire confidence. We each own it. Act with integrity Operate as one team We do the right thing. We win together. Deliver excellence Value our people We never stop improving. We take care of each other. Living our values can bring about new opportunities for our Company and clients that are vital to the success of our business strategy. We envision the Company becoming a leader in lifetime income solutions, delighting clients with innovative products, and increasing the efficiency and effectiveness of our operations. Code of Business Conduct 3

Together, we can make a difference The People Pledge is an expression of the two-way commitment between the Company and each employee. While the wording of the Pledge may be a relatively new part of our experience, the nature of this reciprocal agreement is firmly rooted in our culture and values. The concept is simple and powerful: You commit to living the Company’s values, and the Company commits to creating a work environment where you can thrive. OUR COMMITMENT TO YOU YOUR COMMITMENT TO US ENHANCING YOUR EXPERIENCE CHAMPIONING OUR VALUES Put the client first Caring at our core We inspire confidence Care for your total well-being Value our people Everyone belongs and grows We take care of each other Work that works for you Act with integrity We do the right thing Value your needs and time Make it easier to perform your best Take personal accountability We each own it Inspiration to win together Share our higher purpose Operate as one team Celebrate you, what you do, your success We win together Deliver with excellence We never stop improving Code of Business Conduct 4

Why does TIAA have a Code of Business Conduct? The Code embodies the values of TIAA and its family of companies, and outlines both expected and unacceptable standards of behavior when doing business. Think of the Code as an ethical framework for all your business-related decisions, actions and interactions with clients, business partners, and colleagues. Solid corporate values have come to be expected in today’s business world, but what sets the Company apart is the degree to which we incorporate our Code into daily business conversations, behaviors and decisions. We all must follow the Code of Business Conduct All employees of the Company must comply with the TIAA Code of Business Conduct and adhere to the Code at all times and at all locations, including instances when we are W Working on behalf of, or representing the Company, as at a co-sponsored volunteer event, W Working remotely in our hybrid model, W Attending conferences, and W Meeting with clients at non-Company locations. Each employee must attest to having read and understood the Code and agree to follow it. Any employee who does not comply with the Code or cooperate fully in the investigation of an alleged violation of the Code will be subject to disciplinary action up to and including termination of employment. The Company takes seriously allegations of observed or suspected Code violations and promptly follows up on them. We are all expected to cooperate fully with investigations by providing accurate and thorough responses to questions. Human Rights Statement Our values and policies protect and promote human rights. TIAA and its family of companies supports the human rights of our employees, clients and suppliers, and are committed to fair, ethical, and responsible business practices and workplace processes. Code of Business Conduct 5

The Code of Business Conduct with guidelines The Code is made up of seven principles of conduct: Be honest and fair Be accountable Use good judgment Be respectful and promote inclusion Protect client and Company information Comply with laws and regulations Ask questions and speak up The following pages provide more information on each principle along with guidelines for compliance.

Be honest and fair We are committed to conducting our business affairs honestly, equitably, fairly and with transparency, and believe all four qualities are essential for delighting our clients and creating an exceptional experience for our employees. We must maintain high standards of ethical business conduct and display personal integrity at all times to protect our Company’s reputation, and meet our commitments to clients and colleagues. Complying with this principle requires that we deal equitably with everyone. Note, the adverb is “equitably,” not “equally.” People aren’t the same and we must respect their differences in order to be fair. Guidelines for being honest and fair Deal fairly and equitably with everyone, including clients, suppliers, competitors and employees. When conducting Company business, always put your professional responsibility before your personal interests. Do not take unfair advantage of another person or party through improper business practices, such as manipulation, fraud, coercion, intimidation, concealment, misuse of confidential information, misrepresentations or criminal wrongdoing. Be clear and forthright concerning your motivations, priorities and decisions. Create trusting relationships by being straightforward and honest about your motivations and priorities, and follow through on your commitments. Deliver excellence through outstanding work that delights clients. Listen to clients and help them make sound financial decisions. Obtain compliance approval before engaging in activities that could pose a potential conflict of interest, such as public office, board appointments, political contributions, secondary employment and other outside business activities, business investments, and gifts. Don’t use your position at the Company for inappropriate personal gain for yourself or members of your family. Code of Business Conduct 7

Be accountable We are personally accountable and answerable for what we do, say, and write. We not only take ownership of our own job responsibilities, but support our managers, teams, and colleagues as they carry out their duties and obligations. We accept the fact that we’re only human and may make mistakes. When mistakes happen, we own our part and do what we can to correct them. Know what your responsibilities are when business interruptions occur due to disasters and other emergencies. Understand your role in the Company’s recovery and response plans, and know how you’ll be contributing to business continuity. Common responsibilities include taking home your computer and charging device, protecting IT systems and data, or assisting with internal, team and partner communications. Guidelines for being accountable Respect and follow internal policies and procedures. Policies for your entity are available on the intranet. Ask your manager if you are not able to locate them. Take personal responsibility for your words and actions, no matter the outcome. Admit to mistakes and take action to correct them. Keep your promises and commitments. Help each other succeed in assisting our clients. Work with others to accomplish goals and objectives. Prepare and submit timely and accurate financial reports. Own the mission and direction of the Company by proactively seeking ways to align our actions and behaviors, and those of our teams, to the priorities of the Company. Use good judgment Exercising good judgment involves thinking things through and considering the short- and long-term consequences of a decision or action. This may involve sharing information, working through ideas with other people and sometimes holding off on an action to avoid a harmful outcome. Simply put, we should be thoughtful in our approach to the work we do. Let’s never forget that our Company’s reputation is one of its most valuable assets. Using good judgment is an important way to safeguard it. Each of us plays a vital role in protecting the TIAA name and associated brands, and has a stake in the success of our efforts. Act like an owner. Contribute to the Company’s strength and delight clients by creating more value. You are empowered to be proactive in foreseeing and fulfilling client needs. The COVID-19 pandemic reinforced the need for shared responsibility in protecting our collective health and safety. Use good judgment by taking appropriate precautions and measures, such as staying home if you feel ill and speaking up about potential threats to our well-being. Guidelines for using good judgment Obtain input and signoff from key internal partners before finalizing a decision. Take into account all relevant considerations and weigh them appropriately, in a manner that’s consistent with Company’s business objectives and values. Act as a brand ambassador whenever you are representing the Company externally, whether for work, business travel or other reasons, and keep in mind the shared commitments of our People Pledge. Exercise care in the use of email, the internet, texts, chats and social media on behalf of the Company or when using Company resources, such as hardware, software and supplies. Choose your words carefully when you are representing the Company with clients or industry groups or responding to inquiries from parties outside the company, such as the media or regulatory authorities. Direct all media-related inquiries for the Company to your Communications representative. Respect our Company’s policies regarding accepting gifts, entertainment, sourcing, conflicts of interest and solicitation. If you are unsure about the appropriate course of action, consult your Compliance Officer or Human Resources representative. Understand, identify and mitigate risks that may arise from your responsibilities. Know what options are available and anticipate the impact of your choices.

Use good judgment Exercising good judgment involves thinking things through and considering the short- and long-term consequences of a decision or action. This may involve sharing information, working through ideas with other people and sometimes holding off on an action to avoid a harmful outcome. Simply put, we should be thoughtful in our approach to the work we do. Let’s never forget that our Company’s reputation is one of its most valuable assets. Using good judgment is an important way to safeguard it. Each of us plays a vital role in protecting the TIAA name and associated brands, and has a stake in the success of our efforts. Act like an owner. Contribute to the Company’s strength and delight clients by creating more value. You are empowered to be proactive in foreseeing and fulfilling client needs. The COVID-19 pandemic reinforced the need for shared responsibility in protecting our collective health and safety. Use good judgment by taking appropriate precautions and measures, such as staying home if you feel ill and speaking up about potential threats to our well-being. Guidelines for using good judgment Obtain input and signoff from key internal partners before finalizing a decision. Take into account all relevant considerations and weigh them appropriately, in a manner that’s consistent with Company’s business objectives and values. Act as a brand ambassador whenever you are representing the Company externally, whether for work, business travel or other reasons, and keep in mind the shared commitments of our People Pledge. Exercise care in the use of email, the internet, texts, chats and social media on behalf of the Company or when using Company resources, such as hardware, software and supplies. Choose your words carefully when you are representing the Company with clients or industry groups or responding to inquiries from parties outside the company, such as the media or regulatory authorities. Direct all media-related inquiries for the Company to your Communications representative. Respect our Company’s policies regarding accepting gifts, entertainment, sourcing, conflicts of interest and solicitation. If you are unsure about the appropriate course of action, consult your Compliance Officer or Human Resources representative. Understand, identify and mitigate risks that may arise from your responsibilities. Know what options are available and anticipate the impact of your choices. Code of Business Conduct 9

Be respectful and promote inclusion Mutual respect and professional conduct are, and have always been, central to our corporate culture. We value the diversity of our employees and take steps to ensure that every company in the TIAA family of companies provides an inclusive, equitable environment, where every employee can bring their best self to work. Our differences make us stronger, and lead to better outcomes by enabling us to vet ideas and plans against a wide variety of experiences and opinions. We can’t allow our differences to become a source of disrespect, exclusion or discrimination, or let our similarities result in practices that favor some individuals over others. Rather, we must create an environment where all employees feel valued and thrive. And we must view our differences as a source of strength that we can leverage for the continued success and long-term health of the Company. If you witness or experience exclusion and/or inequity, speak up. See page 14 for details on making a report. Respect Respect means having high regard, esteem and deference for someone or something. Inclusion Inclusion involves bringing a person into a group or conversation as an active participant. Diversity Diversity refers to human differences, social identities and social groups. It can also refer to a different way of thinking or perspective. While diversity is important, it must be accompanied by inclusion to demonstrate respect and create a sense of belonging. Equity Equity involves treating everyone fairly and giving every person what they need to succeed and thrive. It’s not the same as “equality,” which means treating everyone the same regardless of their experiences. Guidelines for being respectful and inclusive Respect differences of opinion, perspectives or approaches to a particular situation. Treat everyone fairly without regard to age, race, gender, ethnicity, sexual orientation, gender identity, disability, religion or any other category protected by applicable law. Discrimination, harassment and retaliation are strictly prohibited as is engaging in intimidating, demeaning or offensive behavior. Value and use diversity and its many dimensions to enrich business results and practices. Code of Business Conduct 10

Protect client and Company information All Company employees are required to protect client and Company information. We should review or share client information only to the extent permitted, required and necessary to conduct the business of our Company. Proprietary business information—including client data, investment data, product information and business strategy—should be shared only with appropriate parties on a need-to-know basis. As employees of the Company, we are also clients, and our own information should be treated with the same level of care and in a manner that’s consistent with Company policies. Comply with Company records retention and deletion policies. Retaining records, including client communications, for the period required by regulation is important. Retaining sensitive information beyond the retention period, in absence of a legal hold, creates risk. Different policies are in place for TIAA, Nuveen and TIAA India. If you are uncertain about whether to create, retain or destroy records, consult a team leader or your Department Records Controller. Protect Company and client information. Follow policies and procedures about classifying information correctly, do not share internal communications outside the Company, review recipient email addresses before replying to all, take care when clicking on links destined for the Internet, be alert for attempts to obtain information by people outside the Company or without a need to know. Guidelines for protecting client and Company information Follow information security and privacy standards and procedures for handling client and business information. Do not alter, misrepresent or manipulate Company records or financial reports. Maintain accurate and thorough records in accordance with record retention requirements, including the destruction of Company records, as established by law, regulation or Company policy. Report any suspicious activity or behavior that could compromise Company or client information. Immediately report any possible breach of information security or compromise of proprietary data. Code of Business Conduct 11

Comply with laws and regulations There are many laws and regulations that govern the way the Company does business, including those that control our insurance, retirement, asset management and banking activities. In addition, nondiscrimination and other employment laws govern our policies and the safety of our workplace. We are committed to conducting business in a compliant manner. This requires us to understand and follow specific laws and regulations that apply to our activities as well as policies and procedures that are specific to individual policy documents. The Company encourages you to raise good faith concerns without fear of retaliation. Retaliation against an employee who speaks up will not be tolerated. Guidelines for complying with laws and regulations Know and comply with federal, state, and local laws and regulations applicable to your job responsibilities. Know and comply with corporate, business unit, and support area policies and procedures applicable to your job responsibilities. Complete required training and attestations on time. Maintain required licenses and registrations, including continuing education. Ask for guidance and/or clarification about applicable laws, regulations, policies and procedures when you have a question. Report any concerns about matters that may put the Company or our clients at risk, and behaviors that violate our Code of Business Conduct. Code of Business Conduct 12

Ask questions and speak up Our corporate culture encourages and empowers employees to speak up by asking questions, voicing concerns, and sharing opinions in good faith. We work in a complicated business that is fast-paced and involves many legal, regulatory, and business requirements. There may be occasions when you are unsure about how to proceed in making a decision or taking action. At other times, you may simply want clarification on a matter. In these situations, the Company encourages you to ask questions or seek the advice of someone in a position to help you, recognizing that “Being a Difference Maker” is a shared set of commitments between the organization and our employees, as shared in our People Pledge. Speak up freely Raise concerns about work-related issues by using a Speak Up resource. Page 14 of this Code provides information on channels available for reporting your concern as well as instructions for making a report. Guidelines for asking questions and speaking up If there is something you do not understand, ask someone who is in a position to help you. If you have concerns about work-related issues, tell someone who is in the best position to do something about it. Do not demean colleagues who express a different opinion, perspective or point of view. Do not retaliate against an employee who speaks up. Support others by speaking up whenever you see behavior inconsistent with the Code. Code of Business Conduct 13

If you suspect or witness possible misconduct If you suspect or witness what you believe in good faith to be a violation of this Code, law, regulation or Company policy, please speak up immediately. It is much easier for the Company to fix a problem than a damaged reputation. Speak up without fear of retaliation The Company encourages you to voice your concerns freely. Reprisal and retribution for speaking up will not be tolerated. We will take all reports of retaliation seriously and will investigate the claims. If the ensuing investigation finds retaliation did take place, the offender will be subject to disciplinary action, up to and including the termination of employment. There are lots of ways to be heard There are many different ways to relay your concerns when you experience, witness or suspect possible misconduct. Speak Up resources1 Any manager Global Security Team: Employee Relations: 866-800-0012 or sechotline@tiaa.org or corporatesecurity@tiaa.org 844-4-TIAAHR (option 7) or HRServices@tiaa.org Any HR Business Partner or similar contact General Counsel for your organization Any HR Consulting Group Member: Compliance Officer for your organization Ask HR or HRServices@tiaa.org Ethics Helpline: Internal Investigations: 877-774-6492 (anonymous reporting where permitted by law) or use the web reporting form: 844-412-5656 or internalinvestigations@tiaa.org www.tiaaethics.org How to speak up anonymously If you would like to report your concerns anonymously, the Ethics Helpline is the only Speak Up resource that will facilitate anonymous reporting. Anonymous reporting is available in all locations where legally permitted, including the U.S., India and the UK. To speak up anonymously, call the Ethics Helpline number that corresponds with your company/location. Turn to page 15 to find the appropriate phone number to use. 1 For employees outside the United States, use the email addresses provided for Employee Relations, Internal Investigations and Global Security as the listed telephone numbers may not be appropriate. For employees in India, use Grievance@in.tiaa.org for Employee Relations and DL_SecurityHelpdeskGodrejOne@tiaa.org for Global Security. In some countries, international regulators provide confidential hotlines of which staff must be made aware at their workplace. Telephone instructions for the Ethics Helpline for international employees can be found in the TIAA Code of Business Conduct on pages 15 and 16. Code of Business Conduct 14

TIAA Ethics Helpline directory The TIAA Ethics Helpline has dedicated telephone numbers in the countries as indicated below: India 000-800-0501-964 United Kingdom 0800-069-8160 United States 1-877-774-6492 For all other countries in the chart below, call center representatives of Convercent will greet you. Please be prepared to provide your employer name so that your report is routed appropriately. Ethics Helpline international numbers Argentina Denmark 0800-333-0095 8082-0058 Australia Finland 1-800-763-983 0800-07-635 Austria France 0800-281119 0805-080339 Brazil* Germany 0-800-892-2299 0800-181-2396 Canada Hong Kong 1-800-235-6302 800-906-069 Chile Iceland 800-914-012 800-4256 China Ireland 400-120-3062 1-800-904-177 Colombia* Italy 01-800-5189703 800-727-406 (Bogota – local) 13816523 *Anonymous reporting not permitted. Code of Business Conduct 15

TIAA Ethics Helpline directory (cont’d) Japan Romania* 0800-170-5621 0-800-360-228 Korea, Republic of Singapore 080-808-0574 800-852-3912 Luxembourg Spain 0-800-27-311 900-905460 Netherlands Sweden 0-800-022-0441 020-889-823 Norway Switzerland 800-62-492 0800-838-835 Panama Taiwan 800-2066 00801-14-7064 Philippines United Arab Emirates 2-86263049 8000-3570-3169 Poland Uruguay 00-800-141-0213 000-401-912-22 *Anonymous reporting not permitted. Code of Business Conduct 16

A checklist for ethical business conduct Use the following questions as a daily checklist that can help you follow the Code when you represent the Company or make decisions on the Company’s behalf. Please remember… Neither the Code nor these guidelines can anticipate every possible situation. If you need guidance or assistance on a matter related to ethical conduct, speak to your manager or to an employee in a supporting or advisory role, such as Human Resources, Compliance or Internal Investigations. Ask yourself Is the proposed activity legal? Are you acting ethically, fairly and in good faith? Is this activity consistent with the Company’s values? Are you acting in the best interest of the client? Could this activity be considered fraudulent or misleading? Could this activity damage the Company’s reputation or brand image? Could the Company lose clients if this information were made publicly available? Could this activity in any way be interpreted as, or appear to be, inappropriate or unethical behavior? Would you be uncomfortable if the detail of this activity were known by your colleagues, team members or family and friends, or if it appeared in a newspaper or on the internet? Code of Business Conduct 17

Leadership’s role in supporting the Code Our leadership is responsible for creating a work environment in which you can thrive and reach your full potential. They are required to role model ethical conduct, and support your championship of the Company’s values and your adherence to the Code. Leaders must: Take their management Immediately address any Support employees who and supervision suspicions of ethical concerns speak up by avoiding actual or responsibilities seriously. or misconduct brought to them perceived acts of retaliation. in good faith, and escalate serious concerns for further investigation. Point out and explain pertinent Follow up on reports of Provide guidance to direct laws, regulations, policies and behavior that violate the reports and others who are compliance manuals related to Company’s policy of inclusion, questioning a decision or your work. diversity and equity. course of action. Lead by example, and be a Encourage you to ask Involve a Speak Up resource role model for personal questions and foster when appropriate. integrity and ethical an environment that business conduct. welcomes them. Answer your questions and Inform teams about address issues promptly. options for reporting possible misconduct. Code of Business Conduct 18

Appendix Our obligations as a U.S. At-will employment government contractor The Code and Guidelines are not intended to, and do Our Company has special obligations regarding fair not, create an employment contract (or other contractual employment practices and is subject to regulatory obligation) of any kind with any Company employee. Unless oversight of our hiring and workplace policies. otherwise provided by written agreement with your employer or required by applicable law in the relevant We are committed to providing equal opportunity jurisdiction, your employment is “at-will,” meaning in all of our employment practices, including hiring, that either you or your employer may end employment promotion, transfer and compensation of all applicants without notice for any reason or no reason at all. Further, and employees without regard to race, color, sex, sexual nothing herein constitutes conditions of employment or orientation, gender identity, national origin, disability, should be construed as express or implied contractual status as a protected veteran, or any other “protected commitments by the Company. category” set by applicable federal, state or local law including, without limitation, age, marital status, Respect for your rights citizenship status or genetic information. In addition to respecting protected categories, we are Nothing in this Code or any Company policy shall, or respectful and considerate of every individual in the shall be construed to, limit any employee’s right, if any, conduct of our business, regardless of differences in to discuss the terms and conditions of employment or belief systems, styles, experiences, perspectives and to engage in protected concerted activity as defined other things that shape their uniqueness. by law (such as in Section 7 of the U.S. National Labor Relations Act). In addition, neither this Code nor any Company policy shall be construed to prohibit you Non-U.S. operations from filing a complaint or communicating, reporting or assisting in the reporting or investigation of possible As the Company expands its operations internationally, violations of federal, state or local law or regulations to the management principles established in the Code will any governmental agency or self-regulatory organization, apply absent potential conflicts with applicable laws in or making other disclosures that reasonably may be other jurisdictions. These conflicts may involve applicable protected under whistleblower or other provisions of laws of two or more countries or this Code and applicable any applicable federal, state or local law or regulation. non-U.S. laws. If such a circumstance presents, please Prior authorization of, or notice to, the TIAA family of consult with Legal, Risk and Compliance for guidance on companies is not required to make any such reports or how to resolve that conflict properly. disclosures. However, the organization wants employees to share such concerns, anonymously (in countries where permitted by law) if desired, by contacting the Ethics Helpline without fear of retaliation. Phone numbers for the Ethics Helpline can be found in the Helpline Directory section on page 15 of this Code. Code of Business Conduct 19

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